Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”), dated as of August 19, 2025, by and between SouthState Corporation, a South Carolina corporation (“SouthState-SC”), and SouthState Bank Corporation, a Florida corporation and wholly-owned subsidiary of SouthState-SC (“SouthState-FL”), pursuant to Section 33-11-101 of the South Carolina Business Corporation Act of 1988 (as amended, the “SCBCA”) and Section 607.1101 of the Florida Business Corporation Act (as amended, the “FBCA”). SouthState-FL and SouthState-SC are sometimes referred to herein collectively as the “Constituent Entities.”

RECITALS

WHEREAS, SouthState-SC, duly organized and existing under the laws of the State of South Carolina, desires to reincorporate as a Florida corporation and has formed SouthState-FL in order to effectuate such reincorporation; and

WHEREAS, the board of directors of each of SouthState-SC and SouthState-FL has unanimously determined that it is advisable, fair to and in the best interests of such corporations and their respective stockholders that SouthState-SC be merged with and into SouthState-FL, upon the terms and subject to the conditions set forth in this Agreement, and that SouthState-FL be the surviving corporation (the “Surviving Corporation”) after such merger (the “Merger”); and

WHEREAS, the stockholders of each of SouthState-SC and SouthState-FL have approved this Agreement and the Merger pursuant to the SCBCA and the FBCA, as applicable, and all other applicable laws and regulations; and

WHEREAS, the Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations in effect thereunder, the “Code”) and this Agreement along with all other documents relating to the Merger are intended to be treated as, and are hereby adopted by the Constituent Entities as, a “plan of reorganization” described under Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the premises and the agreements of the parties hereto contained herein, intending to be legally bound, the Constituent Entities hereto agree as follows:

ARTICLE 1

MERGER AND RELATED MATTERS

Section 1.01. Upon the terms and subject to the conditions of this Agreement, SouthState-SC and SouthState-FL shall cause the Merger to be consummated by causing the articles of merger (or equivalent documents) (the “South Carolina Articles of Merger”) to be duly prepared and executed in accordance with the SCBCA and filed with the Secretary of State of the State of South Carolina and shall cause the articles of merger (or equivalent documents) to be duly prepared and executed in accordance with the FBCA and filed with the Secretary of State of the State of Florida (the “Florida Articles of Merger”, and together with the South Carolina Articles of Merger, the “Merger Certificates”) on or prior to the Closing Date (as defined below). The Merger shall become effective upon the date and time specified in the Merger Certificates in accordance with the relevant provisions of the SCBCA and FBCA, or at such other time as shall be provided by applicable law (the time at which the Merger becomes effective, the “Effective Time”).

Section 1.02. At the Effective Time, SouthState-SC shall merge with and into SouthState-FL, whereupon the separate existence of SouthState-SC shall cease to exist, and SouthState-FL shall continue as the surviving corporation. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the SCBCA, the FBCA and this Agreement.

ARTICLE 2
CLOSING; REPRESENTATIONS AND WARRANTIES

Section 2.01. The Closing. The closing of the Merger (the “Closing”) shall, unless otherwise agreed, take place by electronic exchange of documents at 10:00 a.m., Eastern time, on the day which the last of the conditions set forth in Article 4 hereof is fulfilled or, to the extent permitted under applicable law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted under applicable law, waiver thereof), or at such other time and place and on such other date as the parties hereto shall mutually agree (the date on which the Closing actually occurs, the “Closing Date”).

Section 2.02. Representations and Warranties of SouthState-SC. SouthState-SC represents and warrants to SouthState-FL as follows:

(a)SouthState-SC is a corporation duly organized, validly existing, and in good standing under the laws of the state of its organization, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership, or leasing of its properties, makes such qualifications necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to have a material adverse effect with respect to SouthState-FL.
(b)(i)SouthState-SC has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of SouthState-SC. This Agreement has been duly executed and delivered by SouthState-SC and assuming that this Agreement constitutes the valid and binding agreement of SouthState-FL, constitutes a valid and binding obligation of SouthState-SC enforceable in accordance with its terms, except that the enforcement hereof may be limited to: (A) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(ii)The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by SouthState-SC will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation (any such conflict, violation, default, right of termination, cancellation or acceleration, a “Violation”), pursuant to any provision of the certificate of incorporation or by-laws of SouthState-SC, each as amended to date, result in any Violation of any material agreement to which SouthState-SC is a party, or any law applicable to SouthState-SC or its assets, in each case which could reasonably be expected to have a material adverse effect with respect to SouthState-SC.

Section 2.03 Representations and Warranties of SouthState-FL. SouthState-FL represents and warrants to SouthState-SC as follows:

(a)SouthState-FL is a corporation duly organized, validly existing, and in good standing under the laws of the state of its organization, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership, or leasing of its properties, makes such qualifications necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to have a material adverse effect with respect to SouthState-FL.
(b)(i)SouthState-FL has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of SouthState-FL. This Agreement has been duly executed and delivered by SouthState-FL and assuming that this Agreement constitutes the valid and binding agreement of SouthState-SC, constitutes a valid and binding obligation of SouthState-FL enforceable in accordance with its terms, except that the enforcement hereof may be limited to: (A) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by SouthState-FL will not conflict with, or result in any Violation pursuant to any provision of the articles of organization or bylaws of SouthState-FL, each as amended to date, result in any Violation of any agreement to which SouthState-FL is a party, or any law applicable to SouthState-FL or its assets, which could reasonably be expected to have a material adverse effect with respect to SouthState-FL.

ARTICLE 3

MANAGEMENT AND BUSINESS OF SURVIVING CORPORATION

Section 3.01 Charter and Bylaws. The articles of incorporation (the “Florida Articles of Incorporation”) and bylaws (“Florida Bylaws”) of SouthState-FL as in effect prior to the Effective Time shall be and remain the articles of incorporation and bylaws, respectively, of Surviving Corporation.

Section 3.02 Officers and Directors. The officers and directors of SouthState-SC immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the FBCA, all other applicable laws and regulations, the Florida Articles of Incorporation and the Florida Bylaws.

Section 3.03 Committees. Each committee of the board of directors of SouthState-SC existing immediately prior to the Effective Time shall, effective as of, and immediately following, the Effective Time, become a committee of the board of directors of Surviving Corporation, consisting of the members of such committee of SouthState-SC immediately prior to the Effective Time and governed by the charter of such committee of SouthState-SC in existence immediately prior to the Effective Time, which charter shall, at the Effective Time, become the charter of such committee of Surviving Corporation.

Section 3.04 Other Operations. The corporate policies, employees, business, operations and material agreements and other relationships of SouthState-SC effective immediately prior to the Effective Time shall continue in all material respects as those of the Surviving Corporation immediately following the Effective Time.

ARTICLE 4
CONDITIONS PRECEDENT TO MERGER

Section 4.01. Conditions Precedent to Obligations of each of the Constituent Entities. The respective obligations of the Constituent Entities to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a)This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of each of the Constituent Entities pursuant to the SCBCA and the FBCA, as applicable, the articles of incorporation and bylaws, as applicable, of each of the Constituent Entities, and all other applicable laws and regulations;
(b)No claim, action, suit, proceeding, arbitration, or litigation has been threatened to be filed, has been filed or is proceeding which has arisen in whole or in part out of, or pertaining to the performance of obligations hereunder or the consummation of the transactions contemplated hereby;
(c)Approval of all appropriate bank or other regulatory authorities of the transactions contemplated by this Agreement, or confirmation by such bank or other regulatory authorities that no such approval is required, has been obtained; and
(d)No statute, rule, regulation, or order of any kind shall have been enacted, issued, entered, promulgated or enforced by any governmental entity which prohibits the consummation of the Merger and which is in effect at the Effective Time.

Section 4.02. Conditions to obligations of SouthState-FL. The obligations of SouthState-FL to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a)The representations and warranties of SouthState-SC set forth in this Agreement shall be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and
(b)SouthState-FL shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

Section 4.03. Conditions to Obligations of SouthState-SC. The obligations of SouthState-SC to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a)The representations and warranties of SouthState-FL set forth in this Agreement shall be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and
(b)SouthState-FL shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

ARTICLE 5
CONVERSION OF MERGING CORPORATION SECURITIES AND ASSUMPTION OF INDEBTEDNESS

Section 5.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Entities or the stockholders of the Constituent Entities:

(a)Each one (1) share of common stock, par value $2.50 per share, of SouthState-SC outstanding immediately prior to the Effective Time (“SouthState-SC Common Stock”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) fully paid and non-assessable share of common stock, par value $2.50 per share, of Surviving Corporation (“Surviving Corporation Common Stock”), and all outstanding shares of SouthState-SC Common Stock immediately prior to the Effective Time shall be cancelled and retired and the certificates therefor, if any, shall be surrendered to SouthState-SC and cancelled, without the issuance of any additional ownership interests thereof.
(b)At the Effective Time, each option, warrant, equity or equity-based award and other security or instrument of SouthState-SC granting the holder thereof the right to acquire SouthState-SC Common Stock (or other SouthState-SC securities) outstanding immediately prior to the Effective Time (collectively, the “SouthState-SC Securities”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a corresponding option, warrant, equity or equity-based award and other security or instrument of the Surviving Corporation granting the holder thereof the right to acquire an equivalent number of shares of Surviving Corporation Common Stock (or other Surviving Corporation securities) as the number of shares of SouthState-SC Common Stock underlying such SouthState-SC Securities (collectively, the “Surviving Corporation Securities”). Notwithstanding any term of any agreement, instrument or other document to which such SouthState-SC Securities were subject immediately prior to the Effective Time that provides otherwise, immediately following the Effective Time, each of the Surviving Corporation Securities shall have the same terms and conditions as those of the applicable SouthState-SC Securities, including any vesting and forfeiture conditions. Neither the execution of this Agreement, the consummation of the Merger, nor any other transaction contemplated herein is intended, or shall be deemed, to constitute a “change of control” (or term of similar import) under any plan or agreement to which any SouthState-SC Securities is subject.
(c)At the Effective Time, the outstanding shares of SouthState-FL issued to SouthState Corporation immediately prior to the Effective Time shall be cancelled and retired and the certificates therefor, if any, shall be surrendered to SouthState-FLC and cancelled, without the issuance of any additional ownership interests thereof.

Section 5.02. Cancellation of SouthState-SC Securities. At the Effective Time, all rights with respect to the SouthState-SC Common Stock and the SouthState-SC Securities shall cease and terminate, and the SouthState-SC Common Stock and the SouthState-SC Securities shall no longer be deemed to be outstanding, whether or not the certificate(s), if any, representing such shares of capital stock have been surrendered to SouthState-SC.

Section 5.03. Treatment of SouthState-SC Indebtedness. At and after the Effective Time, SouthState-FL shall assume the due and punctual performance and observance of the covenants to be performed by SouthState-FL under all indentures to which SouthState-SC is party, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, prior to the Effective Time, SouthState-SC and SouthState-FL shall execute and deliver any supplemental indentures, officer’s certificates, or other documents, and shall provide any opinion of counsel to the trustee thereof required to make such assumption effective as of the Effective Time.

ARTICLE 6
TAX MATTERS

Section 6.01. Plan of Reorganization. This Agreement along with all other documents effectuating the Merger are intended to constitute and are hereby adopted by the Constituent Entities as a “plan of reorganization” described under Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and Sections 354, 361, and 368 of the Code, and the Merger is intended to constitute a “reorganization” under Section 368(a) of the Code. Each party hereto shall perform, and shall cause its affiliates to perform, its United States federal income tax reporting and conforming state tax reporting in accordance with such treatment unless otherwise required by a determination as defined in Section 1313(a) of the Code.

ARTICLE 7
MISCELLANEOUS

Section 7.01. Governing Law. This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule thereof.

Section 7.02. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the adoption of this Agreement by the stockholders of SouthState-SC shall not (a) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares of capital stock or other securities of SouthState-SC, or (b) alter or change any provision of the Florida Articles of Incorporation or Florida Bylaws that will become effective immediately following the Merger other than as provided herein. No amendment or waiver to this Agreement shall be effective unless it is in writing, identified as an amendment or waiver to this Agreement and signed by an authorized representative of each party hereto.

Section 7.03. No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights, benefits, or remedies hereunder.

Section 7.04. Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 7.05. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations, and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

Section 7.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 7.07. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after either party hereto obtains stockholder approval of this Agreement, upon the consent of the board of directors of SouthState-SC and SouthState-FL.

Section 7.08 Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.09 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, each of the parties hereto and their respective successors and assigns. Each party hereto may assign any or all of its rights under this Agreement to any transferee, provided such transferee agrees in writing to be bound by the provisions hereof that apply to such transferee.

Section 7.10. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

SOUTHSTATE- SC SOUTHSTATE CORPORATION
By:	/s/ William E. Matthews, V
	Name:	William E. Matthews, V
	Title:	Senior Executive Vice President and Chief Financial Officer

SOUTHSTATE-FL SOUTHSTATE BANK CORPORATION
By:	/s/ William E. Matthews, V
	Name:	William E. Matthews, V
	Title:	Senior Executive Vice President and Chief Financial Officer